LOGO
New Age Media Fund, Inc., 100 East Pratt Street, Baltimore, MD 21202

                                                            February 28, 1994

Dear Fellow Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of the New Age Media Fund, Inc. (the "Fund"), to be held on Tuesday, April 26, 1994, at 9:00 a.m., at the offices of the Corporation, 100 East Pratt Street, Baltimore, Maryland 21202.
    THE  MATTERS  TO BE ACTED ON AT THE MEETING--(1) ELECTION OF DIRECTORS AND
(2) RATIFICATION OF THE SELECTION OF THE FUND'S INDEPENDENT ACCOUNTANTS--ARE DESCRIBED IN THE ACCOMPANYING NOTICE AND PROXY STATEMENT. A proxy card on which to indicate your vote and an envelope, postage prepaid, in which to return your proxy are enclosed.
    We realize that each of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, we need your vote. We urge you to complete, sign, and return the enclosed proxy so that your shares will be represented. By promptly returning the proxy, you help the Fund avoid the necessity and expense of sending follow-up letters to assure a quorum. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.
    Remember, this is your opportunity to voice your opinion on matters affecting the Fund. YOUR PARTICIPATION IS EXTREMELY IMPORTANT.
    If you want additional information concerning the matters proposed for action at the meeting, please let us know.

                                       Sincerely,

                                       SIGNATURE

                                       James S. Riepe
                                       Chairman of the Board

                           NEW AGE MEDIA FUND, INC.

                      NOTICE OF MEETING OF SHAREHOLDERS
                                APRIL 26, 1994

    The Annual Meeting of Shareholders of the New Age Media Fund, Inc. (the "Fund"), a Maryland corporation, will be held on Tuesday, April 26, 1994, at 9:00 o'clock a.m., Eastern time, at the offices of the Fund, 100 East Pratt Street, Baltimore, Maryland 21202. The following matters will be acted upon at that time.
    1. To elect three (3) directors to serve until the next annual meeting or until their successors shall have been duly elected and qualified;
    2. To ratify or reject the selection of the firm of Price Waterhouse as the independent accountants for the Fund for the year 1994; and
    3. To transact such other business as may properly come before the meeting and any adjournments thereof.

                                                             LENORA V. HORNUNG
                                                             SECRETARY

February 28, 1994
100 East Pratt Street
Baltimore, Maryland 21202

                            YOUR VOTE IS IMPORTANT
SHAREHOLDERS ARE URGED TO DESIGNATE THEIR CHOICES ON EACH OF THE MATTERS TO BE ACTED UPON AND TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROMPT RETURN OF THE PROXY WILL HELP ASSURE A QUORUM AT THE MEETING AND AVOID THE ADDITIONAL FUND EXPENSE OF FURTHER SOLICITATION.

                         NEW AGE MEDIA FUND, INC.

                  MEETING OF SHAREHOLDERS--APRIL 26, 1994

                             PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation of proxies by the New Age Media Fund, Inc. (the "Fund"), a Maryland corporation, for use at the Annual Meeting of Shareholders of the Fund to be held on April 26, 1994, and at any adjournments thereof.
    If the enclosed proxy form is executed properly and returned in time to be voted at the meeting, the shares represented will be voted according to the instructions contained therein. Executed proxies that are unmarked will be voted: (i) for the nominees of the Board of Directors of the Fund in the election of directors and (ii) in favor of the ratification of the selection of the independent accountants for the Fund. Any proxy may be revoked at any time prior to its exercise by filing with the Fund a written notice of revocation, by delivering a duly executed proxy bearing a later date, or by attending the meeting and voting in person.
    The Board of Directors has fixed the close of business on February 18, 1994, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. At that date there were outstanding and entitled to vote 14,956,666 shares of Common Stock, par value $0.0001 per share.
    Shareholders are entitled to one vote for each full share, and a proportionate vote for each fractional share, of the Fund held as of the record date. Under Maryland law, shares owned by two or more persons (whether as joint tenants, co-fiduciaries, or otherwise) will be voted as follows, unless a written instrument or court order providing to the contrary has been filed with the Fund: (1) if only one votes, that vote will bind all; (2) if more than one votes, the vote of the majority will bind all; and (3) if more than one votes and the vote is evenly divided, the vote will be cast proportionately.
    In order to hold the meeting, a majority of the Fund's shares entitled to be voted must have been received by proxy or be present at the meeting. In the event that a quorum is present but sufficient votes in favor of one or more of the proposals are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the shares present in person or by proxy at the session of the meeting adjourned. The persons named as proxies will vote in favor of such adjournment if they determine that such adjournment and additional solicitation is reasonable and in the interests of the Fund's shareholders.
    Abstentions and "broker non-votes" (as defined below) are counted for purposes of determining whether a quorum is present, but do not represent votes cast with respect to any proposal. "Broker non-votes" are shares held by a broker or nominee for which an executed proxy is received by the Fund, but are not voted as to one or more proposals because instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power.
    The costs of the meeting, including the solicitation of proxies, will be paid by the Fund. In order to ensure that sufficient shares of Common Stock are represented at the meeting to permit approval of the proposals outlined in the Proxy Statement, the Fund has retained the services of Mackenzie Partners, Inc. to assist it in soliciting proxies for a fee of $6,000 plus reimbursement of out-of-pocket expenses. In addition, the Fund will request securities brokers, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of shares held of record and will reimburse them for their reasonable out-of-pocket expenses in forwarding such solicitation material. In addition to the solicitation of proxies by mail, directors, officers, and/or employees of the Fund or of its investment manager, T. Rowe Price Associates, Inc. ("T. Rowe Price"), may solicit proxies in person or by telephone.
    The principal executive offices of the Fund are located at 100 East Pratt Street, Baltimore, Maryland 21202.
    The enclosed proxy and this Proxy Statement are first being sent to the Fund's shareholders on or about February 28, 1994.

PRINCIPAL HOLDERS

As of February 18, 1994, to the knowledge of the Fund, no person beneficially owned more than five percent of its outstanding shares.

ELECTION OF DIRECTORS

    The Fund's Board of Directors has nominated three (3) persons for election as directors, each to hold office until the next annual meeting (if any) or his successor is duly elected and qualified. Each of the nominees is a member of the present Board of Directors of the Fund and has served in that capacity since originally elected.
    It is intended that all proxies received, unless otherwise indicated, will be voted for the election of these nominees as listed in the table below. The affirmative vote of a plurality of the shares present at the meeting is required to elect the nominees. The Board of Directors recommends that you vote "FOR" the nominees.
    The Board of Directors knows of no reason why any of the nominees listed will be unable to serve. If any nominee should become unable to serve, the proxies will be voted for the election of such person as may be designated by the Board to replace such nominee.
    The following table presents information concerning persons nominated by the Board of Directors for election as directors of the Fund. The information includes their positions and principal occupations during the last five years. Each nominee who is an "interested person" (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 (the "1940 Act")) is indicated by an asterisk ("*") preceding his name.


- ------------------------------------------------------------------------------
                                                         Fund Shares
                                                         Beneficially
                                                         Owned,
                                                         Directly or
                                                         Indirectly, as
Name, Address and Age        Occupations                 of 2/16/94/(1)/
- ------------------------------------------------------------------------------
Jeffrey H. Donahue/(2)/     Director of the Fund,             300
Age: 47                     Senior Vice President and
10275 Little Patuxent       Chief Financial Officer of
  Parkway                   The Rouse Company, a
Columbia, MD 21044          full-service real estate
                            and development company

A. MacDonough               Director of the Fund,             200
Plant(2,3)                  Partner, law firm of
Age: 56                     Stewart, Plant &
Suite 910                   Blumenthal; formerly
Seven St. Paul Street       (until 4/91) Partner, law
Baltimore, MD 21202         firm of Semmes, Bowen &
                            Semmes

*James S. Riepe(3)          Chairman of the Board of       1,153
Age: 50                     the Fund, Managing
100 East Pratt Street       Director of T. Rowe Price,
Baltimore, MD 21202         President and Director of
                            T. Rowe Price Investment
                            Services, Inc., Chairman
                            of the Board of T. Rowe
                            Price Services, Inc., T.
                            Rowe Price Trust Company,
                            and T. Rowe Price
                            Retirement Plan Services,
                            Inc.

(1)In addition to the shares owned beneficially and of record by each of the nominees, the amounts shown reflect the proportionate interest of Mr. Riepe in 153 shares of the Fund which are owned by a wholly-owned subsidiary of the Fund's investment manager.
(2)Denotes member of the Audit Committee of the Board of Directors.
(3)Denotes member of the Executive Committee of the Board of Directors.

    Since the launch of the Fund on October 13, 1993, there have been two meetings of the Board of Directors. All directors participated in all meetings of the Board. The Board has an Audit Committee and an Executive Committee.
    The Audit Committee meets with the Fund's independent accountants to review whether satisfactory accounting procedures are being followed by the Fund and whether internal accounting controls are adequate, to inform itself with regard to non-audit services performed by the independent accountants and to review fees charged by the independent accountants. The Audit Committee members are Messrs. Donahue and Plant. The Audit Committee did not meet in 1993.
    The Executive Committee has full authority to exercise all the powers permitted to such a committee under Section 2-411 of the Maryland General Corporation Law. Messrs. Plant and Riepe serve on the Executive Committee.

COMPENSATION OF DIRECTORS AND OFFICERS

    The only compensation paid by the Fund to its directors and other officers are the directors' fees paid to the directors who are not "interested persons" of the Fund. Messrs. Donahue and Plant are each paid by the Fund, in addition to certain out-of-pocket expenses, a director's fee of $5,000 per year plus $500 for each meeting attended in person and $250 for each meeting attended by telephone. For the period from inception of the Fund to December 31, 1993, Messrs. Donahue and Plant, received from the Fund directors' fees aggregating $4,500, including expenses. Mr. Riepe does not receive such fees because of his affiliation with T. Rowe Price.

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    Price Waterhouse has been selected as the Fund's independent accountants by the Board of Directors, including a majority of the directors who are not "interested persons" of the Fund (as defined in the 1940 Act) by vote cast in person (subject to ratification by the shareholders at the meeting), to audit the accounts of the Fund for and during 1994. This firm served as independent accountants of the Fund for 1993. The Board does not know of any direct or indirect financial interest of Price Waterhouse in the Fund.
    Representatives of the firm of Price Waterhouse are expected to be present at the meeting and will be available to make a statement, if they desire to do so, and to respond to appropriate questions which the shareholders may wish to address to them.
    In 1993, Price Waterhouse performed various professional services for the Fund, including the examination of the financial statements of the Fund for 1993. Price Waterhouse has also been engaged to assist with the preparation of corporate tax returns for 1993.
    The Board of Directors recommends the selection of Price Waterhouse as independent accountants for 1994, and approved and ratified both the audit and non-audit services provided by the firm and the related fees. The Board of Directors considered the possible effect of the non-audit services on the independence of Price Waterhouse and concluded there was no effect upon their independence.
    The affirmative vote of a majority of shares present and voting at the meeting is required to ratify the appointment of Price Waterhouse. The Board of Directors recommends that the shareholders vote "FOR" the proposal to ratify the appointment of Price Waterhouse as the Fund's independent accountants for 1994.

INVESTMENT MANAGER

    The Fund's investment manager is T. Rowe Price, a Maryland corporation, 100 East Pratt Street, Baltimore, Maryland 21202. The principal executive officer of T. Rowe Price is George J. Collins, who together with Messrs. Hopkins and Riepe, Thomas H. Broadus, Jr., James E. Halbkat, Jr., Carter O. Hoffman, George A. Roche, John W. Rosenblum, Charles H. Salisbury, Jr., Robert
L. Strickland, M. David Testa, and Philip C. Walsh, constitute its Board of Directors. The address of each of these persons, with the exception of Messrs. Halbkat, Rosenblum, Stickland and Walsh, is 100 East Pratt Street, Baltimore, Maryland 21202, and, with the exception of Messrs. Halbkat, Rosenblum, Strickland, and Walsh, all are employed by T. Rowe Price. Mr. Halbkat is President of U.S. Monitor Corporation, a provider of public response systems, P.O. Box 23109, Hilton Head Island, South Carolina 29925. Mr. Rosenblum, whose address is P.O. Box 6550, Charlottesville, Virginia 22906, is the Tayloe Murphy Professor at the University of Virginia, and a director of: Chesapeake Corporation, a manufacturer of paper products; Cadmus Communications Corp., a provider of printing and communication services; Comdial Corporation, a manufacturer of telephone systems for businesses; and Cone Mills Corporation, a textiles producer. Mr. Strickland is Chairman of Lowe's Companies, Inc., a retailer of specialty home supplies, 604 Two Piedmont Plaza Building, Winston-Salem, North Carolina 27104. Mr. Walsh, whose address is Blue Mill Road, Morristown, New Jersey 07960, is a consultant to Cyprus Amax Minerals Company, Englewood, Colorado, and a director of Piedmont Mining Company, Charlotte, North Carolina.
    The officers of the Fund (other than the nominees for reelection as directors) and their positions with T. Rowe Price are as follows:

- -----------------------------------------------------------------
Officer               Position with Fund   Position with Manager
- -----------------------------------------------------------------
 *John D. Gillespie   President            Vice President
**Denise Jevne        Executive Vice       Vice
                      President            President
  Lise Buyer          Vice President       Vice President
  Henry H. Hopkins    Vice President       Managing Director
  Lenora V. Hornung   Secretary            Vice President
  Carmen F. Deyesu    Treasurer            Vice President
  David S. Middleton  Controller           Vice President
  Roger L. Fiery      Assistant Vice       Employee
                      President
  Edward T. Schneider Assistant Vice       Employee
                      President

 *Mr. Gillespie's date of birth is 3/12/59. He has been President of the Fund since its inception in 1993. Mr. Gillespie joined T. Rowe Price in 1986 and has been managing investments since 1989.
**Ms. Jevne's date of birth is 4/10/61. She has been Executive Vice President of the Fund since its inception in 1993 and an investment analyst at T. Rowe Price since 1988.

    The Fund has a Telephone Services Agreement with T. Rowe Price Services, Inc. ("Price Services"), which is a wholly-owned subsidiary of T. Rowe Price. In addition, the Fund has an Agreement with T. Rowe Price to perform fund accounting services. James S. Riepe, Chairman of the Board of the Fund, is Chairman of the Board of Price Services. Henry H. Hopkins, a Vice President of the Fund, is a Vice President and Director of Price Services. Edward T.
Schneider, an Assistant Vice President of the Fund, is a Vice President of Price Services. Certain officers of the Fund own shares of the common stock of
T. Rowe Price, its only class of securities.
    The following information pertains to transactions involving common stock of T. Rowe Price, par value $.20 per share ("Stock"), during the period January 1, 1993 through December 31, 1993. There were no transactions during the period by any director or officer of the Fund, or any director or officer of T. Rowe Price which involved more than 1% of the outstanding Stock of T. Rowe Price. These transactions did not involve, and should not be mistaken for, transactions in the shares of the Fund.
    During the period, the holders of certain options purchased a total of 343,525 shares of Stock at varying prices from $0.67 to $18.75 per share. Pursuant to the terms of T. Rowe Price's Employee Stock Purchase Plan, eligible employees of T. Rowe Price and its subsidiaries purchased an aggregate of 96,931 shares at fair market value. Such shares were purchased in the open market during this period for employees' accounts.
    T. Rowe Price's Board of Directors has approved the repurchase of shares of its common stock in the open market. During 1993, the Company purchased 80,000 common shares under this plan, leaving 1,432,000 shares authorized for future repurchase at December 31, 1993.
    During the period, T. Rowe Price issued 1,154,000 common stock options with an exercise price of $28.13 per share to certain employees under terms of the 1990 and 1993 Stock Incentive Plans.
    An audited consolidated balance sheet of T. Rowe Price as of December 31, 1993, is included in this Proxy Statement.

MANAGEMENT AND ADMINISTRATION AGREEMENT

    T. Rowe Price serves as investment manager to the Fund pursuant to a Management and Administration Agreement, dated October 7, 1993 (the
"Management and Administration Agreement"). The Fund's Management and Administration Agreement was approved by its Board of Directors and by a majority of directors who are neither interested persons of the Fund nor have any direct or indirect financial interest in the Management and Administration Agreement, and T. Rowe Price, its sole shareholder, on October 7, 1993. The Management and Administration Agreement will remain in effect until April 30, 1995. Thereafter, it will continue in effect for successive periods of 12 months, provided each continuance is specifically approved annually by the Fund's Board of Directors, including a majority of the independent directors, cast in person at a meeting called for the purpose of voting on such approval, or by a majority of the Fund's outstanding voting securities. The Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act) and may be terminated by either party at any time without payment of any penalty on 60 days written notice provided that termination by the Fund is approved by a majority of the Fund's directors or by a majority of the Fund's outstanding voting securities.
    Under the Management and Administration Agreement, T. Rowe Price provides the Fund with discretionary investment services. Specifically, T. Rowe Price is responsible for supervising and directing the investments of the Fund in accordance with the Fund's investment objective, program, and policies as provided in its Prospectus and Statement of Additional Information.
    T. Rowe Price is also responsible for effecting all securities transactions on behalf of the Fund, including the negotiation of commissions and the allocation of principal business and portfolio brokerage. In addition to these services, T. Rowe Price provides the Fund with certain corporate administrative services, including: maintaining the Fund's corporate existence and corporate records; preparing periodic reports and proxy statements; registering and qualifying Fund shares, or obtaining appropriate exemptions, under federal and state laws; monitoring the financial, accounting, and administrative functions of the Fund; maintaining liaison with the agents employed by the Fund such as the Fund's custodian and transfer agent; assisting the Fund in the coordination of such agents' activities; and
permitting T. Rowe Price's employees to serve as officers, directors, and committee members of the Fund without cost to the Fund.
    The Management and Administration Agreement also provides that T. Rowe Price, its directors, officers, employees, and certain other persons performing specific functions for the Fund will only be liable to the Fund for losses resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard of duty.
    For the period ended December 31, 1993, the ratio of operating expenses to average net assets of the Fund was 1.30%.
    For its services to the Fund under the Management and Administration Agreement, T. Rowe Price receives a monthly fee, at the annual rate of 1.10% of the Fund's average weekly net assets. At December 31, 1993, the net assets of the Fund were $202,910,996, and a management fee of $476,775 was paid by the Fund to T. Rowe Price.

PORTFOLIO TRANSACTIONS AND BROKERAGE

INVESTMENT OR BROKERAGE DISCRETION

    Decisions with respect to the purchase and sale of portfolio securities on behalf of the Fund are made by T. Rowe Price. T. Rowe Price is also responsible for implementing these decisions, including the negotiation of commissions and the allocation of portfolio brokerage and principal business.

HOW BROKERS AND DEALERS ARE SELECTED

EQUITY SECURITIES

    In purchasing and selling the Fund's portfolio securities, it is T. Rowe Price's policy to obtain quality execution at the most favorable prices through responsible brokers and dealers and, in the case of agency transactions, at competitive commission rates. However, under certain conditions, the Fund may pay higher brokerage commissions in return for brokerage and research services. As a general practice, over-the-counter orders are executed with market-makers. In selecting among market-makers, T. Rowe Price generally seeks to select those it believes to be actively and effectively trading the security being purchased or sold. In selecting broker-dealers to execute the Fund's portfolio transactions, consideration is given to such factors as the price of the security, the rate of the commission, the size and difficulty of the order, the reliability, integrity, financial condition, general execution and operational capabilities of competing brokers and dealers, and brokerage and research services provided by them. It is not the policy of T. Rowe Price to seek the lowest available commission rate where it is believed that a broker or dealer charging a higher commission rate would offer greater reliability or provide better price or execution.

FIXED INCOME SECURITIES

    Fixed income securities are generally purchased from the issuer or a primary market-maker acting as principal for the securities on a net basis, with no brokerage commission being paid by the client. Transactions placed through dealers serving as primary market-makers reflect the spread between the bid and asked prices. Securities may also be purchased from underwriters at prices which include underwriting fees.
    With respect to equity and fixed income securities, T. Rowe Price may effect principal transactions on behalf of the Fund with a broker or dealer who furnishes brokerage and/or research services, designate any such broker or dealer to receive selling concessions, discounts or other allowances, or otherwise deal with any such broker or dealer in connection with the acquisition of securities in underwritings. The Fund may receive brokerage and research services in connection with such designations in fixed price underwritings.

HOW   EVALUATIONS   ARE  MADE  OF  THE  OVERALL  REASONABLENESS  OF  BROKERAGE
COMMISSIONS PAID

    On a continuing basis, T. Rowe Price seeks to determine what levels of commission rates are reasonable in the marketplace for transactions executed on behalf of the Fund. In evaluating the reasonableness of commission rates,
T. Rowe Price considers: (a) historical commission rates, both before and since rates have been fully negotiable; (b) rates which other institutional investors are paying, based on available public information; (c) rates quoted by brokers and dealers; (d) the size of a particular transaction, in terms of the number of shares, dollar amount, and number of clients involved; (e) the complexity of a particular transaction in terms of both execution and settlement; (f) the level and type of business done with a particular firm over a period of time; and (g) the extent to which the broker or dealer has capital at risk in the transaction.

DESCRIPTION OF RESEARCH SERVICES RECEIVED FROM BROKERS AND DEALERS

    T. Rowe Price receives a wide range of research services from brokers and dealers. These services include information on the economy, industries, groups of securities, individual companies, statistical information, accounting and tax law interpretations, political developments, legal developments affecting portfolio securities, technical market action, pricing and appraisal services, credit analysis, risk measurement analysis, performance analysis and analysis of corporate responsibility issues. These services provide both domestic and international perspective. Research services are received primarily in the form of written reports, computer generated services, telephone contacts and personal meetings with security analysts. In addition, such services may be provided in the form of meetings arranged with corporate and industry spokespersons, economists, academicians and government representatives. In some cases, research services are generated by third parties but are provided to T. Rowe Price by or through broker-dealers.

    Research services received from brokers and dealers are supplemental to T. Rowe Price's own research effort and, when utilized, are subject to internal analysis before being incorporated by T. Rowe Price into its investment process. As a practical matter, it would not be possible for T. Rowe Price's Equity Research Division to generate all of the information presently provided by brokers and dealers. T. Rowe Price pays cash for certain research services received from external sources. T. Rowe Price also allocates brokerage for research services which are available for cash. While receipt of research services from brokerage firms has not reduced T. Rowe Price's normal research activities, the expenses of T. Rowe Price could be materially increased if it attempted to generate such additional information through its own staff. To the extent that research services of value are provided by brokers or dealers,
T. Rowe Price may be relieved of expenses which it might otherwise bear.
    T. Rowe Price has a policy of not allocating brokerage business in return for products or services other than brokerage or research services. In accordance with the provisions of Section 28(e) of the Securities Exchange Act of 1934, T. Rowe Price may from time to time receive services and products which serve both research and non-research functions. In such event, T. Rowe
Price makes a good faith determination of the anticipated research and non-research use of the product or service and allocates brokerage only with respect to the research component.

BROKERAGE AND EXECUTION SERVICES PROVIDED BY BROKERS AND DEALERS WHO FURNISH RESEARCH SERVICES

    Certain brokers and dealers who provide quality brokerage and execution services also furnish research services to
T. Rowe Price. With respect to the payment of brokerage commissions, T. Rowe Price has adopted a brokerage allocation policy embodying the concepts of
Section 28(e) of the Securities Exchange Act of 1934, which permits an investment adviser to cause an account to pay commission rates in excess of those another broker or dealer would have charged for effecting the same transaction, if the adviser determines in good faith that the commission paid is reasonable in relation to the value of the brokerage and research services provided. The determination may be viewed in terms of either the particular transaction involved or the overall responsibilities of the adviser with respect to the accounts over which it exercises investment discretion. Accordingly, while T. Rowe Price cannot readily determine the extent to which commission rates charged by broker-dealers reflect the value of their research services, T. Rowe Price would expect to assess the reasonableness of commissions in light of the total brokerage and research services provided by each particular broker. T. Rowe Price may receive research, as defined in
Section 28(e), in connection with selling concessions and designations in fixed price offerings.

INTERNAL ALLOCATION PROCEDURES

    T. Rowe Price has a policy of not precommitting a specific amount of business to any broker or dealer over any specific time period. Historically, the majority of brokerage placement has been determined by the needs of a specific transaction such as market-making, availability of a buyer or seller of a particular security, or specialized execution skills. However, T. Rowe Price does have an internal brokerage allocation procedure for that portion of its discretionary client brokerage or selling concession business where special needs do not exist, or where the business may be allocated among several brokers or dealers which are able to meet the needs of the transaction.
    Each year, T. Rowe Price assesses the contribution of the brokerage and research services provided by brokers and dealers, and attempts to allocate a portion of its brokerage and selling concession business in response to these assessments. Research analysts, counselors, various investment committees, and the Trading Department each seek to evaluate the brokerage and research services they receive from brokers and dealers and make judgments as to the level of business which would recognize such services. In addition, brokers and dealers sometimes suggest a level of business they would like to receive in return for the various brokerage and research services they provide. Actual business received by any firm may be less than the suggested allocations but can, and often does, exceed the suggestions, because the total business is allocated on the basis of all the considerations described above. In no case is a broker or dealer excluded from receiving business from T. Rowe Price because it has not been identified as providing research services.

MISCELLANEOUS

    T. Rowe Price's brokerage allocation policy is consistently applied to all its fully discretionary accounts, which represent a substantial majority of all assets under management. Research services furnished by brokers and dealers through which T. Rowe Price effects securities transactions may be used in servicing all accounts (including non-Fund accounts) managed by T. Rowe Price. Conversely, research services received from brokers and dealers which execute transactions for the Fund are not necessarily used by T. Rowe Price exclusively in connection with the management of the Fund.
    From time to time, orders for clients may be placed through a computerized transaction network.
    The Fund does not allocate business to any broker-dealer on the basis of its sales of the Fund's shares. However, this does not mean that broker-dealers who purchase Fund shares for their clients will not receive business from the Fund.
    Some of T. Rowe Price's other clients have investment objectives and programs similar to those of the Fund. T. Rowe Price may occasionally make recommendations to other clients which result in their purchasing or selling securities simultaneously with the Fund. As a result, the demand for securities being purchased or the supply of securities being sold may increase, and this could have an adverse effect on the price of those securities. It is T. Rowe Price's policy not to favor one client over another in making recommendations or in placing orders. T. Rowe Price frequently follows the practice of grouping orders of various clients for execution which generally results in lower commission rates being attained. In certain cases, where the aggregate order is executed in a series of transactions at various prices on a given day, each participating client's proportionate share of such order reflects the average price paid or received with respect to the total order. T. Rowe Price has established a general investment policy that it will ordinarily not make additional purchases of a common stock of a company for its clients (including the T. Rowe Price Funds) if, as a result of such purchases, 10% or more of the outstanding common stock of such company would be held by its clients in the aggregate.
    To the extent possible, T. Rowe Price intends to recapture solicitation fees paid in connection with tender offers through T. Rowe Price Investment Services, Inc., which is a wholly-owned subsidiary of T. Rowe Price and a registered broker dealer. At the present time, T. Rowe Price does not recapture commissions or underwriting discounts or selling group concessions in connection with taxable securities acquired in underwritten offerings.

TRANSACTIONS WITH RELATED BROKERS AND DEALERS

    As provided in the Investment Management and Administration Agreement between the Fund and T. Rowe Price, T. Rowe Price is responsible not only for making decisions with respect to the purchase and sale of the Fund's portfolio securities, but also for implementing these decisions, including the negotiation of commissions and the allocation of portfolio brokerage and principal business. It is expected that T. Rowe Price will place orders for the Fund's portfolio transactions with broker-dealers through the same trading desk T. Rowe Price uses to place trades for its other equity portfolios. The trading desk accesses brokers and dealers in various markets in which the Fund's foreign securities are located. These brokers and dealers may include certain affiliates of Robert Fleming Holdings Limited ("Robert Fleming Holdings"), and Jardine Fleming Group Limited ("JFG"), persons indirectly related to T. Rowe Price. Robert Fleming Holdings, through Copthall Overseas Limited, a wholly-owned subsidiary, owns 25% of the common stock of Rowe Price-Fleming International, Inc. ("RPFI"), an investment adviser registered under the Investment Advisers Act of 1940. Fifty percent of the common stock of RPFI is owned by TRP Finance, Inc., a wholly-owned subsidiary of T. Rowe Price, and the remaining 25% is owned by Jardine Fleming Holdings Limited, a subsidiary of JFG. JFG is 50% owned by Robert Fleming Holdings and 50% owned by Jardine Matheson Holdings Limited. Orders for the Fund's portfolio transactions placed with affiliates of Robert Fleming Holdings and JFG will result in commissions being received by such affiliates.

    The Board of Directors of the Fund has authorized T. Rowe Price to utilize certain affiliates of Robert Fleming and JFG in the capacity of broker in connection with the execution of the Fund's portfolio transactions. These affiliates include, but are not limited to, Jardine Fleming Securities Limited ("JFS"), a wholly-owned subsidiary of JFG, Robert Fleming & Co. Limited ("RF&Co."), Jardine Fleming Australia Securities Limited, and Robert Fleming, Inc. (a New York brokerage firm). Other affiliates of Robert Fleming Holdings and JFG also may be used. Although it does not believe that the Fund's use of these brokers would be subject to Section 17(e) of the Investment Company Act of 1940, the Board of Directors of the Fund has agreed that the procedures set forth in Rule 17e-1 under that Act will be followed when using such brokers.
    Consistent with the policy of obtaining best net results, the Fund may use Bear, Stearns for both principal and agency transactions. The Fund's board of directors has adopted procedures to insure that all brokerage commissions paid to Bear, Stearns are reasonable and fair.

OTHER

    For the period ended December 31, 1993, the total brokerage commissions paid by the Fund, including the discounts received by securities dealers in connection with underwritings, were $375,651. Of these commissions, approximately 42% were paid to firms which provided research, statistical, or other services to T. Rowe Price in connection with the management of the Fund, or in some cases, to the Fund.
    The annualized portfolio turnover rate for the Fund for the fiscal period ended December 31, 1993 was 58.7%.

DEADLINE FOR SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the 1995 Annual Meeting of the Shareholders of the Fund must be received by November 1, 1994, to be included in the Proxy Statement and the form of proxy relating to that meeting; the Fund expects that the 1995 Annual Meeting will be held in April of 1995.

OTHER MATTERS

    The Board of Directors of the Fund knows of no other matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with the judgment of the best interests of the Fund.
    All proxies received will be voted in favor of all of the proposals, unless otherwise directed therein.

GENERAL INFORMATION

    As of December 31, 1993, there were 14,956,666 shares of the capital stock of the Fund outstanding, with a par value of $.0001. As of December 31, 1993, the officers and directors of the Fund, as a group, beneficially owned, directly or indirectly, 1,785 shares, representing approximately 0.01% of the Fund's outstanding stock. In addition, as of December 31, 1993, a wholly-owned subsidiary of T. Rowe Price owned directly 6,666 shares of the Fund representing approximately 0.4% of the outstanding stock.
    A copy of the Annual Report of the Fund for the fiscal period ended December 31, 1993, including financial statements, has been mailed to shareholders of record at the close of business on that date and to persons who became shareholders of record between that time and the close of business on February 18, 1994, the record date for the determination of the shareholders who are entitled to be notified of and to vote at the meeting. Shareholders should refer to the Annual Report for a Fund's performance record.

                        T. ROWE PRICE ASSOCIATES, INC.

                          CONSOLIDATED BALANCE SHEET

                              DECEMBER 31, 1993
                                (in thousands)

ASSETS
Cash and cash equivalents ..............................      $ 46,218
Accounts receivable ....................................        43,102
Investments in sponsored mutual funds
  Short-term bond and money market mutual funds held as
    trading securities .................................        27,647
  Other funds held as available-for-sale securities ....        69,423
Partnership and other investments ......................        19,606
Property and equipment .................................        39,828
Goodwill and deferred expenses .........................         9,773
Other assets ...........................................         7,803
                                                         -------------
                                                              $263,400
                                                         -------------
                                                         -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Accounts payable and accrued expenses ................      $ 15,111
  Accrued retirement and other compensation costs ......        19,844
  Income taxes payable .................................         5,097
Dividends payable ......................................         3,784
  Debt .................................................        12,915
  Deferred revenues ....................................         1,548
  Minority interests in consolidated subsidiaries ......         9,148
                                                         -------------
      Total liabilities ................................        67,447
                                                         -------------

Commitments and contingent liabilities

Stockholders' equity
  Common stock, $.20 par value--authorized 48,000,000
    shares; issued and outstanding 29,095,039 shares ...         5,819
  Capital in excess of par value .......................         1,197
  Unrealized security holding gains ....................         5,345
  Retained earnings ....................................       183,592
                                                         -------------
      Total stockholders' equity .......................
                                                         -------------
                                                              $263,400
                                                         -------------
                                                         -------------

The accompanying notes are an integral part of the consolidated balance sheet.

                      T. ROWE PRICE ASSOCIATES, INC.

                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

T. Rowe Price Associates, Inc. and its consolidated subsidiaries (the "Company") provide investment advisory and administrative services to sponsored mutual funds and investment products, and to private accounts of other institutional and individual investors.

BASIS OF PREPARATION

The Company's financial statements are prepared in accordance with generally accepted accounting principles.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of all majority owned subsidiaries and, by virtue of the Company's controlling interest, its 50%-owned subsidiary, Rowe Price-Fleming International, Inc. ("RPFI"). All material intercompany accounts are eliminated in consolidation.

CASH EQUIVALENTS

For purposes of financial statement disclosure, cash equivalents consist of all short-term, highly liquid investments including certain money market mutual funds and all overnight commercial paper investments. The cost of these investments is equivalent to fair value.

INVESTMENTS IN SPONSORED MUTUAL FUNDS

On December 31, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires the Company to state its mutual fund investments at fair value and to classify these holdings as either trading (held for only a short period of time) or available-for-sale securities. Unrealized holding gains on available-for-sale securities at December 31, 1993 are reported net of income tax effects in a separate component of stockholders' equity.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially expose the Company to concentrations of credit risk as defined by SFAS No. 105 consist primarily of investments in sponsored money market and bond mutual funds and accounts receivable. Credit risk is believed to be minimal in that counterparties to these financial instruments have substantial assets including the diversified portfolios under management by the Company which aggregate $54.4 billion at December 31, 1993.

PARTNERSHIP AND OTHER INVESTMENTS

The Company invests in various partnerships and ventures including those sponsored by the Company. These investments which hold equity securities, venture capital investments, debt securities and real estate are stated at cost adjusted for the Company's share of the earnings or losses of the investees subsequent to the date of investment. Because the majority of these entities carry their investments at fair value and include unrealized gains and losses in their reported earnings, the Company's carrying value for these investments approximates fair value.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost net of accumulated depreciation and amortization computed using the straight-line method. Provisions for depreciation and amortization are based on the following estimated useful lives: computer and communications equipment and furniture and other equipment, 3 to 7 years; building, 40 years; leased land, the 50-year lease term; and leasehold improvements, the shorter of their useful lives or the remainder of the lease term.

T. ROWE PRICE ASSOCIATES, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

NOTE 1--INVESTMENTS IN SPONSORED MUTUAL FUNDS

Investments in sponsored money market mutual funds, which are classified as cash equivalents in the accompanying consolidated financial statements, aggregate $45,272,000 at December 31, 1993.
    The Company's investments in sponsored mutual funds held as available-for-sale at December 31, 1993 (in thousands) includes:

                                   Gross
                              unrealized   Aggregate
                   Aggregate     holding        fair
                        cost       gains       value
                 ----------- ----------- -----------
Stock funds ....     $34,990      $7,025     $42,015
Bond funds .....      26,190       1,218      27,408
                 ----------- ----------- -----------
  Total ......     $61,180      $8,243     $69,423
                 ----------- ----------- -----------
                 ----------- ----------- -----------

    The Company provides investment advisory and administrative services to the T. Rowe Price family of mutual funds which had aggregate assets under management at December 31, 1993 of $34.7 billion. All services rendered by the Company are provided under contracts that set forth the services to be provided and the fees to be charged. These contracts are subject to periodic review and approval by each of the funds' boards of directors and, with respect to investment advisory contracts, also by the funds' shareholders. Services rendered to the funds accounted for 71% of 1993 revenues.
    Accounts receivable from the sponsored mutual funds aggregated $21,741,000 at December 31, 1993.

NOTE 2--PROPERTY AND EQUIPMENT

Property and equipment at December 31, 1993 (in thousands) consists of:

  Computer and communications equipment ......       $31,431
  Building and leased land ...................        19,756
  Furniture and other equipment ..............        13,889
  Leasehold improvements .....................         4,691
                                                  ----------
                                                      69,767
  Accumulated depreciation and amortization ..      (29,939)
                                                  ----------
                                                     $39,828
                                                  ----------
                                                  ----------

                        T. ROWE PRICE ASSOCIATES, INC.

               NOTES TO CONSOLIDATED BALANCE SHEET (CONTINUED)

NOTE 3--GOODWILL AND DEFERRED EXPENSES

On September 2, 1992, the Company acquired an investment management subsidiary of USF&G Corporation and combined six USF&G mutual funds with aggregate net assets of $.5 billion into the T. Rowe Price family of funds. The total transaction cost which has been recognized using the purchase method of accounting was approximately $11,024,000, including goodwill of $8,139,000 which is being amortized over 11 years using the straight-line method. Prepaid non-compete and transition services agreements totaling $2,500,000 are being amortized over their three-year life. Accumulated amortization at December 31, 1993 aggregates $2,216,000.
    Goodwill of $1,980,000 from an earlier corporate acquisition is being amortized over 40 years using the straight-line method. Accumulated amortization was $1,039,000 at December 31, 1993.

NOTE 4--DEBT

In June 1991, the Company completed the long-term financing arrangements for its administrative services facility. Terms of the $13,500,000 secured promissory note with Confederation Life Insurance Company include an interest rate of 9.77%, monthly principal and interest payments totaling $128,000 for 10 years, and a final principal payment of $9,845,000 in 2001. A prepayment option is available under the terms of the note; however, the payment of a substantial premium would have been required to retire the debt at December 31, 1993. Related debt issuance costs of $436,000 are included in deferred expenses and are being amortized over the life of the loan to produce an effective annual interest rate of 10.14%.
    The outstanding principal balance for this note was $12,904,000 at December 31, 1993. A fair value of $16,030,000 was estimated based on the cost of risk-free assets that could be acquired to extinguish the obligation at December 31, 1993.
    A maximum of $20,000,000 is available to the Company under unused bank lines of credit at December 31, 1993.

NOTE 5--INCOME TAXES

Deferred income taxes arise from differences between taxable income for financial statement and income tax return purposes and are calculated using the liability method prescribed by SFAS No. 109, "Accounting for Income Taxes."
    The net deferred tax liability of $2,596,000 included in income taxes payable at December 31, 1993 consists of total deferred tax liabilities of $5,609,000 and total deferred tax assets of $3,013,000. Deferred tax liabilities include $2,898,000 arising from unrealized holding gains on available-for-sale securities, $1,353,000 arising from unrealized capital gains allocated from the Company's partnership investments, and $677,000 from differences in the recognition of depreciation expense. Deferred tax assets include $1,100,000 from differences in the recognition of the costs of the defined benefit retirement plan and postretirement benefits.

                        T. ROWE PRICE ASSOCIATES, INC.

NOTE 6--COMMON STOCK AND EMPLOYEE STOCK INCENTIVE PLANS

SHARES AUTHORIZED

At December 31, 1993, the Company had reserved 8,151,315 shares of its unissued common stock for issuance upon the exercise of stock options and 420,000 shares for issuance under an employee stock purchase plan.

SHARE REPURCHASES

The Company's board of directors has authorized the future repurchase of up to 1,432,000 common shares at December 31, 1993.

EXECUTIVE STOCK

At December 31, 1993, there were outstanding 1,226,540 shares of common stock ("Executive Stock") which were sold to certain officers of the Company in 1982 at a discount. These shares are subject to restrictions which require payment of the discount of $.32 per share to the Company at the earlier of the sale of such stock or termination of employment.

STOCK INCENTIVE PLANS

The following table summarizes the status of noncompensatory stock options granted at market value to certain officers and directors of the Company.


                                     Options                    Options
         Unexercised    Options     Granted    Unexercised   Exercisable
  Year    Options at    Exercised  (Canceled)   Options at        at
   of    December 31,    During      During    December 31,  December 31,    EXERCISE
 Grant       1992         1993        1993         1993          1993          PRICE
- -------- ------------- ----------- ----------- ------------- ------------- -------------
1983\-4      53,000     (30,600)       --         22,400        22,400      $.67 & $.75
  1987      309,410     (68,064)       --         241,346       241,346    $5.38 & $9.38
  1988      359,000     (66,586)       --         292,414       292,414        $7.94
  1989      632,280     (46,288)     (5,600)      580,392       312,404       $11.38
  1990      681,500     (83,387)    (11,800)      586,313       141,313    $7.19 & $8.50
  1991      811,450     (37,000)    (14,000)      760,450       283,450       $17.00
  1992      926,000     (11,600)    (27,400)      887,000       168,600       $18.75
  1993        --           --       1,154,000    1,154,000        --          $28.13
         ------------- ----------- ----------- ------------- ------------- -------------
           3,772,640    (343,525)   1,095,200    4,524,315     1,461,927
         ------------- ----------- ----------- ------------- -------------
         ------------- ----------- ----------- ------------- -------------

The right to exercise stock options generally vests over the five-year period following the grant. After the tenth year following the grant, the right to exercise the related stock options lapses and the options are canceled.

                        T. ROWE PRICE ASSOCIATES, INC.

NOTE 7--EMPLOYEE RETIREMENT PLANS

The Company sponsors two defined contribution retirement plans: a profit-sharing plan based on participant compensation and a 401(k) plan.
    The Company also has a defined benefit plan covering those employees whose annual base salaries do not exceed a specified salary limit. Participant benefits are based on the final month's base pay and years of service subsequent to January 1, 1987. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. The following table sets forth the plan's funded status and the amounts recognized in the Company's consolidated balance sheet (in thousands) at December 31, 1993.

Actuarial present value of
  Accumulated benefit obligation for service rendered
    Vested .............................................      $  780
    Non-vested .........................................       1,362
                                                         -----------
    Total ..............................................       2,142
  Obligation attributable to estimated future
    compensation increases .............................       2,594
                                                         -----------
  Projected benefit obligation .........................       4,736
Plan assets held in sponsored mutual funds, at fair
  value ................................................       2,594
                                                         -----------
Projected benefit obligation in excess of plan assets ..       2,142
Unrecognized loss from decreases in discount rate ......         407
                                                         -----------
Accrued retirement costs ...............................      $1,735
                                                         -----------
                                                         -----------
Discount rate used in determining actuarial present
  values ...............................................       6.40%
                                                         -----------
                                                         -----------

NOTE 8--COMMITMENTS AND CONTINGENT LIABILITIES

The Company is a minority partner in the joint venture which owns the land and building in which the Company leases its corporate offices. Future minimum rental payments under the Company's lease agreement are $3,110,000 in 1994 and 1995, $3,220,000 in 1996, $3,769,000 in 1997 and 1998, and $33,755,000 in 1999
through 2006.
    The Company leases office facilities and equipment under other noncancelable operating leases. Future minimum rental payments under these leases aggregate $4,621,000 in 1994, $4,123,000 in 1995, $1,776,000 in 1996,
$1,259,000 in 1997, $696,000 in 1998, and $4,806,000 in later years.
    At December 31, 1993, the Company had outstanding commitments to invest an additional $6,757,000 in various investment partnerships and ventures.
    The Company has contingent obligations at December 31, 1993 under a $500,000 direct pay letter of credit expiring not later than 1999 and a $780,000 standby letter of credit which is renewable annually.

    Consolidated   stockholders'   equity   at   December  31,  1993  includes
$32,635,000 which is restricted as to use under various regulations and agreements to which the Company and its subsidiaries are subject in the ordinary course of business.
    From time to time, the Company is a party to various employment-related claims, including claims of discrimination, before federal, state and local administrative agencies and courts. The Company vigorously defends itself against these claims. In the opinion of management, after consultation with counsel, it is unlikely that any adverse determination in one or more pending employment-related claims would have a material adverse effect on the Company's financial position.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of T. Rowe Price Associates, Inc.


In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of T. Rowe Price Associates, Inc. and its subsidiaries at December 31, 1993 in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE


Baltimore, Maryland
January 25, 1994

X PLEASE MARK VOTES AS IN
  THIS EXAMPLE

Jeffrey H. Donahue  A. MacDonough Plant  James S. Riepe

If you do not wish to vote your shares   1) Election of directors.
"FOR" a particular nominee, mark the                   WITH       FOR ALL
"FOR ALL EXCEPT" box and strike a           FOR        HOLD       EXCEPT
line through the nominee's name.
Your shares will be voted for the
remaining nominee(s).

   Mark box at right if comments or address change has been noted on the reverse side of this card.

                                     2) To ratify the appointment of Price
                                        Waterhouse as independent
                                        accountants of the Fund for 1994.
REGISTRATION
                                     For         Against     Abstain
                                     ----------- ----------- -----------
                                     ----------- ----------- -----------

                                     3) To vote in the Proxies' discretion
                                        upon such other matters as may
                                        properly come before the
                                        meeting.

Please be sure to sign and date
this Proxy.                       --------------------------------------------
                                  Date
- ------------------------------------------------------------------------------
     Shareholder sign here ------------         Co-owner sign here -----------

                        RECORD DATE SHARES: 14,956,666

                           NEW AGE MEDIA FUND, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED SHAREHOLDER of New Age Media Fund, Inc. (the "Fund") hereby appoints Henry H. Hopkins and James S. Riepe, the lawful attorneys and proxies of the undersigned with full power of substitution to vote as designated below, all shares of Common Stock of the Fund which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, April 26, 1994, at 9:00 a.m., at the offices of the Fund, 100 East Pratt Street, Baltimore, Maryland 21202, and at any and all adjournments thereof with respect to the matters set forth below and described in the Notice of Annual Meeting and Proxy Statement dated February 28, 1994, receipt of which is hereby acknowledged, and any other matters arising before such Annual Meeting or any adjournment thereof.

    Properly executed proxies will be voted (or the vote on such matters will be withheld on specific matters) in accordance with instructions appearing on the proxy. In the absence of specific instructions, proxies will be voted FOR the election of the nominees as directors, for the ratification of the selection of Price Waterhouse as independent accountants, and in the discretion of the proxyholders as to any other matters. Please refer to the Proxy Statement for a discussion of the proposals.

HAS YOUR ADDRESS CHANGED?         DO YOU HAVE ANY COMMENTS?

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